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                                                                  Exhibit 3.126

                    COMPOSITE CERTIFICATE OF INCORPORATION
                                      OF
                     INTERNATIONAL MUSIC TOUR I (USA) INC.


1.  The name of the corporation is:

       International Music Tour I (USA) Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of capital stock which the corporation shall have the authority to issue is Two Hundred (200) shares of common stock, all of which shall be without par value.

5.  The name and mailing address of the incorporator is:

                 Marc A. Berger
                 Goodman Phillips & Vineberg
                 430 Park Avenue
                 New York, NY 10022

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 10th day of December, 1996.

                                                 /s/ Marc A. Berger
                                                 -----------------------------
                                                 Marc A. Berger